PURCHASE AND SALE AGREEMENT


     THIS AGREEMENT is made and entered into this 3rd day of February, 1997, by and among LODGE PARTNERS I LIMITED PARTNERSHIP, a Georgia limited partnership ("Lodge Partners I"); LODGE PARTNERS II LIMITED PARTNERSHIP, a Georgia limited partnership ("Lodge Partners II"); LODGE PARTNERS III LIMITED PARTNERSHIP, a Georgia limited partnership ("Lodge Partners III"); LODGE PARTNERS IV LIMITED PARTNERSHIP, a Georgia limited partnership ("Lodge Partners IV"; and together with Lodge Partners I, Lodge Partners II, and Lodge Partners III, collectively referred to as "Sellers", and individually, a "Seller"); LODGE PARTNERS CORPORATION, a Georgia corporation ("General Partner"); BURSON AND SIMPSON LODGE DEVELOPMENT, INC., a Georgia corporation ("Development"); LEEMAR PROPERTIES, INC., a Georgia corporation ("Leemar"), CLAIRE LEE BURSON, an individual resident of the state of Georgia ("CLB"); ANDREW C. SHIPP, SR., an individual resident of the state of Georgia ("ACS"); STEVE SIMPSON, an individual resident of the state of Georgia ("SS"); KENNETH L. BURSON, an individual resident of the state of Georgia ("KB"); SUBURBAN HOLDINGS, LP, a Georgia limited partnership ("Purchaser"); and SUBURBAN LODGES OF AMERICA, INC., a Georgia corporation ("Corporation"). General Partner, CLB, ACS, SS and KB are sometimes hereinafter collectively referred to as the "Partners" and individually as a "Partner". The Sellers, Development, Leemar, and the Partners are sometimes hereinafter collectively referred to as the "B/S/S Parties", and individually as a "B/S/S Party".

                       W I T N E S S E T H:

     WHEREAS, Lodge Partners I was formed for the purpose of, and owns and operates, a Suburban Lodge extended stay facility at 4142 Stone Mountain Highway, Lilburn, Georgia (the "Lilburn
Lodge"); and

     WHEREAS, Lodge Partners II was formed for the purpose of operating a Suburban Lodge extended stay facility at 1175 Hembree
Road, Roswell, Georgia (the "Hembree Road Lodge"); and

     WHEREAS, Lodge Partners III was formed for the purpose of operating a Suburban Lodge extended stay facility at 1990
Willowtrail Parkway, Norcross, Georgia (the "Norcross Lodge");
and

     WHEREAS, Lodge Partners IV was formed for the purpose of operating a Suburban Lodge extended stay facility at 3750
Satellite Boulevard, Duluth, Georgia (the "Satellite Boulevard
Lodge"); and

     WHEREAS, the Hembree Road Lodge and the Satellite Boulevard
Lodge are presently owned and operated by Development, and Development desires to contribute to Lodge Partners II and Lodge
Partners IV, respectively, the Hembree Road Lodge and the

Satellite Boulevard Lodge, prior to consummation of the transactions contemplated hereby; and

     WHEREAS, the Norcross Lodge is presently owned and operated by Leemar, and Leemar desires to contribute to Lodge Partners III the Norcross Lodge, prior to consummation of the transactions contemplated hereby; and

     WHEREAS, the Lilburn Lodge is situated upon that certain real property as more particularly described on Exhibit A-1 to this Agreement, as are all improvements thereon (the "Lilburn Hotel") and the Lilburn Personal Property (as defined below) (the Lilburn Land (as defined below), the Lilburn Hotel, and the Lilburn Personal Property hereinafter collectively are referred to as the "Lilburn Property"); and

     WHEREAS, the Hembree Road Lodge is situated upon that certain real property as more particularly described on Exhibit A-2 to this Agreement, as are all improvements thereon (the "Hembree Road Hotel") and the Hembree Road Personal Property (as defined below) (the Hembree Road Land (as defined below), the Hembree Road Hotel, and the Hembree Road Personal Property hereinafter collectively are referred to as the "Hembree Road Property"); and

     WHEREAS, the Norcross Lodge is situated upon that certain real property as more particularly described on Exhibit A-3 to this Agreement, as are all improvements thereon (the "Norcross Hotel") and the Norcross Personal Property (as defined below) (the Norcross Land (as defined below), the Norcross Hotel, and the Norcross Personal Property hereinafter collectively are referred to as the "Norcross Property"); and

     WHEREAS, the Satellite Boulevard Lodge is situated upon that certain real property as more particularly described on Exhibit A-4 to this Agreement, as are all improvements thereon (the "Satellite Boulevard Hotel") and the Satellite Boulevard Personal Property (the Satellite Boulevard Land (as defined below), the Satellite Boulevard Hotel, and the Satellite Boulevard Personal Property hereinafter collectively are referred to as the "Satellite Boulevard Property"); and

     WHEREAS, the Lilburn Land, the Hembree Road Land, the
Norcross Land, and the Satellite Boulevard Land are sometimes hereinafter referred to as the "Land"; and

     WHEREAS, the Lilburn Hotel, the Hembree Road Hotel, the
Norcross Hotel, and the Satellite Boulevard Hotel are sometimes hereinafter referred to as the "Hotels"; and

     WHEREAS, the Lilburn Personal Property, the Hembree Road
Personal Property, the Norcross Personal Property, and the
Satellite Boulevard Personal Property are sometimes hereinafter referred to as the "Personal Property"; and

     WHEREAS, the Lilburn Property, the Hembree Road Property, the Norcross Property, and the Satellite Boulevard Property are sometimes hereinafter referred to as the "Properties"; and

     WHEREAS, General Partner, CLB, ACS and SS are the only partners of, and the only holders of, partnership interests in any of Sellers; and

     WHEREAS, KB and SS are the record and beneficial holders, collectively, of all of the issued and outstanding capital stock of Development and Leemar; and

     WHEREAS, Corporation is the record and beneficial owner, directly or indirectly, of all of the partnership interests of Purchaser; and

     WHEREAS, the partners in each of the Sellers deem it advisable and in their respective best interests to effect the sales of the Properties contemplated by and provided for in this Agreement; and

     WHEREAS, each of Development, Leemar, General Partner, CLB, ACS, SS and KB as partners or affiliates of each of General Partner and each of Sellers will individually benefit from consummation of the transactions contemplated by this Agreement and desire to join in this Agreement as a material and essential inducement to Purchaser and Corporation entering into this Agreement and, subject to the terms and conditions hereof, agreeing to consummate the transactions described herein;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth herein, the parties agree as follows:

                            ARTICLE 1

                     THE SALES AND PURCHASES

          1.1 Sales and Purchases. On the Closing Date (as defined in Section 3.4), in consideration of the Earnest Money
(as defined in Section 1.2) and other good and valuable consideration, the parties agree as follows:

     1.1.1 Lilburn. Lodge Partners I shall sell and convey to Purchaser, and Purchaser shall purchase and take from Lodge Partners I, subject to and in accordance with all of the terms and conditions of this Agreement:

          (a) All that certain lot, tract or parcel of improved real estate more particularly described on Exhibit A-1 attached hereto, together with all plants, shrubs and trees located thereon, and together with all rights, ways and easements appurtenant thereto, including, without limitation, all of Lodge Partner I's right, title and interest in and to the land underlying and the air space overlying any public or private ways or streets crossing or abutting said real estate, hereinafter collectively called the "Lilburn Land";

          (b) All buildings, structures and other improvements of any and every nature located on the Lilburn Land and all fixtures attached or affixed, actually or constructively, to the Lilburn Land or to any such buildings, structures or other improvements, hereinafter collectively called the "Lilburn Improvements";

          (c) All goods, equipment, machinery, apparatus, fittings, furniture, furnishings, supplies, spare parts, tools and other personal property of every kind located on the Lilburn Land or within the Lilburn Improvements and used in connection with the operation, management or maintenance of the Lilburn Land or the Lilburn Improvements, hereinafter collectively called the "Lilburn Personal Property";

          (d) All of the right, title and interest accruing to the owner of the Lilburn Land, the Lilburn Personal Property, or the Lilburn Improvements in, to and under: (i) those management, service and other contracts and agreements, if any, scheduled and identified on Exhibit B-1 attached hereto, hereinafter called the "Lilburn Service Agreements"; (ii) any and all interest of Lodge Partners I in and to the name Suburban Lodge hotels, hereinafter called the "Tradename"; and (iii) all warranties, guaranties, certificates of occupancy, certificates, licenses, building permits, operating permits and all other permits, authorizations, consents and approvals with respect to the use, development, occupancy, possession and operation of the Lilburn Land, the Lilburn Personal Property, or the Lilburn Improvements, hereinafter called the "Lilburn Permits";

          (e) All of Lodge Partner I's right, title and interest in and to any impact fee credits with, or impact fee payments to, any county or municipality in which the Lilburn Land is located arising from any construction of improvements, or dedication or contribution of property, by or on behalf of Lodge Partners I, or any of its predecessors in title or interest, related to the Lilburn Land, or otherwise arising in connection with the Lilburn Land or the Lilburn Improvements, hereinafter called the "Lilburn Impact Fee Credits"; and

          (f) All customer lists and all building, development and architectural plans and specifications with respect to the Lilburn Lodge.

     1.1.2 Hembree Road. Lodge Partners II shall sell and convey to Purchaser, and Purchaser shall purchase and take from Lodge Partners II, subject to and in accordance with all of the terms and conditions of this Agreement:

          (a) All that certain lot, tract or parcel of improved real estate more particularly described on Exhibit A-2 attached hereto, together with all plants, shrubs and trees located thereon, and together with all rights, ways and easements appurtenant thereto, including, without limitation, all of Lodge Partner II's right, title and interest in and to the land underlying and the air space overlying any public or private ways or streets crossing or abutting said real estate, hereinafter collectively called the "Hembree Road Land";

          (b) All buildings, structures and other improvements of any and every nature located on the Hembree Road Land and all fixtures attached or affixed, actually or constructively, to the Hembree Road Land or to any such buildings, structures or other improvements, hereinafter collectively called the "Hembree Road Improvements";

          (c) All goods, equipment, machinery, apparatus, fittings, furniture, furnishings, supplies, spare parts, tools and other personal property of every kind located on the Hembree Road Land or within the Hembree Road Improvements and used in connection with the operation, management or maintenance of the Hembree Road Land or the Hembree Road Improvements, hereinafter collectively called the "Hembree Road Personal Property";

          (d) All of the right, title and interest accruing to the owner of the Hembree Road Land, the Hembree Road Personal Property, or the Hembree Road Improvements in, to and under: (i) those management, service and other con-tracts and agreements, if any, scheduled and identified on Exhibit B-2 attached hereto, hereinafter called the "Hembree Road Service Agreements"; (ii) any and all interest of Lodge Partners II in and to the Tradename; and (iii) all warranties, guaranties, certificates of occupancy, certificates, licenses, building permits, operating permits and all other permits, authorizations, consents and approvals with respect to the use, development, occupancy, possession and operation of the Hembree Road Land, the Hembree Road Personal Property, or the Hembree Road Improvements, hereinafter called the "Hembree Road Permits";

          (e) All of Lodge Partner II's right, title and interest in and to any impact fee credits with, or impact fee payments to, any county or municipality in which the Hembree Road
     Land is located arising from any construction of improvements, or dedication or contribution of property, by or on behalf of Lodge Partners II, or any of its predecessors in title or interest, related to the Hembree
     Road Land, or otherwise arising in connection with the Hembree Road Land or the Hembree Road Improvements, hereinafter called the "Hembree Road Impact Fee Credits";
     and

          (f) All customer lists and all building, development and architectural plans and specifications with respect to the Hembree Road Lodge.

     1.1.3 Norcross. Lodge Partners III shall sell and convey to Purchaser, and Purchaser shall purchase and take from Lodge Partners III, subject to and in accordance with all of the terms and conditions of this Agreement:

          (a) All that certain lot, tract or parcel of improved real estate more particularly described on Exhibit A-3 attached hereto, together with all plants, shrubs and trees located thereon, and together with all rights, ways and easements appurtenant thereto, including, without limitation, all of Lodge Partner III's right, title and interest in and to the land underlying and the air space overlying any public or private ways or streets crossing or abutting said real estate, hereinafter collectively called the "Norcross Land";

          (b) All buildings, structures and other improvements of any and every nature located on the Norcross Land and all fixtures attached or affixed, actually or constructively, to the Norcross Land or to any such buildings, structures or other improvements, hereinafter collectively called the "Norcross Improvements";

          (c) All goods, equipment, machinery, apparatus, fittings, furniture, furnishings, supplies, spare parts, tools and other personal property of every kind located on the Norcross Land or within the Norcross Improvements and used in connection with the operation, management or maintenance of the Norcross Land or the Norcross Improvements, hereinafter collectively called the "Norcross Personal Property";

          (d) All of the right, title and interest accruing to the owner of the Norcross Land, the Norcross Personal Property, or the Norcross Improvements in, to and under:
     (i) those management, service and other contracts and agreements, if any, scheduled and identified on Exhibit B-3 attached hereto, hereinafter called the "Norcross Service Agreements"; (ii) any and all interest of Lodge Partners III in and to the Tradename; and (iii) all warranties, guaranties, certificates of occupancy, certificates, licenses, building permits, operating permits and all other permits, authorizations, consents and approvals with respect to the use, development, occupancy, possession and operation of the Norcross Land, or the Norcross Personal Property, or the Norcross Improvements, hereinafter called the "Norcross Permits";

          (e) All of Lodge Partner III's right, title and interest in and to any impact fee credits with, or impact fee payments to, any county or municipality in which the Norcross Land is located arising from any construction of improvements, or dedication or contribution of property, by or on behalf of Lodge Partners III, or any of its predecessors in title or interest, related to the Norcross Land, or otherwise arising in connection with the Norcross Land or the Norcross
     Improvements, hereinafter called the "Norcross Impact Fee
     Credits"; and

          (f) All customer lists and building, development, and architectural plans and specifications with respect to the Norcross Lodge.

     1.1.4 Satellite Boulevard. Lodge Partners IV shall sell and convey to Purchaser, and Purchaser shall purchase and take from Lodge Partners IV, subject to and in accordance with all of the terms and conditions of this Agreement:

          (a) All that certain lot, tract or parcel of improved real estate more particularly described on Exhibit A-4 attached hereto, together with all plants, shrubs and trees located thereon, and together with all rights, ways and easements appurtenant thereto, including, without limitation, all of Lodge Partner IV's right, title and interest in and to the land underlying and the air space overlying any public or private ways or streets crossing or abutting said real estate, hereinafter collectively called the "Satellite Boulevard Land";

          (b) All buildings, structures and other improvements of any and every nature located on the Satellite Boulevard Land and all fixtures attached or affixed, actually or constructively, to the Satellite Boulevard Land or to any such buildings, structures or other improvements, hereinafter collectively called the "Satellite Boulevard Improvements";

          (c) All goods, equipment, machinery, apparatus, fittings, furniture, furnishings, supplies, spare parts, tools and other personal property of every kind located on the Satellite Boulevard Land or within the Satellite Boulevard Improvements and used in connection with the operation, management or maintenance of the Satellite Boulevard Land or the Satellite Boulevard Improvements, hereinafter collectively called the "Satellite Boulevard Personal Property";

          (d) All of the right, title and interest accruing to the owner of the Satellite Boulevard Land, the Satellite Boulevard Personal Property, or the Satellite Boulevard Improvements in, to and under: (i) those management, service and other contracts and agreements, if any, scheduled and identified on Exhibit B-4 attached hereto, hereinafter called the "Satellite Boulevard Service Agreements"; (ii) any and all interest of Lodge Partners IV in and to the Tradename; and (iii) all warranties, guaranties, certificates of occupancy, certificates, licenses, building permits, operating permits and all other permits, authorizations, consents and approvals with respect to the use, development, occupancy, possession and operation of the Satellite Boulevard Land, the Satellite Boulevard Personal Property, or the Satellite Boulevard Improvements, hereinafter called the "Satellite Boulevard Permits";

     (e) All of Lodge Partner IV's right, title and interest in and to any impact fee credits with, or impact fee payments to, any county or municipality in which the Satellite Boulevard Land is located arising from any construction of improvements, or dedication or contribution of property, by or on behalf of Lodge Partners IV, or any of its predecessors in title or interest, related to the Satellite Boulevard Land, or otherwise arising in connection with the Satellite Boulevard Land or the Satellite Boulevard Improvements, hereinafter called the "Satellite Boulevard Impact Fee Credits"; and

     (f) All customer lists and building, development, and architectural plans and specifications with respect to the Satellite Boulevard Lodge.

          1.2 Earnest Money. Contemporaneously with the execution of this Agreement, Purchaser has delivered to each of Sellers, the receipt of which each of them hereby acknowledges, the sum of One Hundred Dollars ($100.00), which sum is herein called the "Earnest Money". If the transactions contemplated hereby are consummated, the Sellers shall return the Earnest Money to Purchaser.

          1.3 Certain Defined Terms. The following terms, when used in this Agreement, shall have the respective meanings set forth below:

          "Impact Fee Credits" shall mean, collectively, the Lilburn Impact Fee Credits, the Hembree Road Impact Fee Credits, the Norcross Impact Fee Credits, and the Satellite Boulevard
Impact Fee Credits.

          "Improvements" shall mean, collectively, the Lilburn
Improvements, the Hembree Road Improvements, the Norcross
Improvements, and the Satellite Boulevard Improvements.

          "Permits" shall mean, collectively, the Lilburn
Permits, the Hembree Road Permits, the Norcross Permits, and the
Satellite Boulevard Permits.

          "Service Agreements" shall mean, collectively, the Lilburn Service Agreements, the Hembree Road Service Agreements, the Norcross Service Agreements, and the Satellite Boulevard
Service Agreements.

          1.4 Obligations Not Assumed. Except for the Service Agreements (which shall not include any obligation or liability arising from any default, breach, misfeasance, malfeasance or nonfeasance by any of the Sellers, Development or Leemar), Purchaser shall not assume any liability or obligation of any Seller or of Development or Leemar of any kind, and the Sellers shall, prior to the Closing, pay, satisfy and perform all of their respective liabilities and obligations (other than for payments payable under the Service Agreements after the Closing for services performed thereunder after the Closing) and any liability and obligation of Development or Leemar, which may affect in any way the Properties or the operation of the Hotels (collectively the "Excluded Liabilities"). Without limiting the generality of the foregoing, the Excluded Liabilities shall include, and under no circumstances shall Purchaser or its affiliates be deemed to assume any liability or obligation of Development, Leemar or any of the Sellers arising out of or

relating to: (a) any actual or alleged tortious conduct of any Seller or of Development or Leemar or any of their respective employees or agents, or any actual or alleged tortious conduct of any other person or entity that is in any way related to or arises in connection with the Properties or the Hotels; (b) any product liability claim; (c) any claim for breach of warranty or contract by Development, Leemar or any Seller; (d) any claim predicated on strict liability or any similar legal theory;
(e) any actual or alleged violation of any law, rule or regulation in effect prior to the Closing; (f) any liability or obligation for taxes of any kind or character, other than for taxes being prorated hereunder; (g) any liability or obligation of any B/S/S Party under or arising by reason of this Agreement;
(h) any liability or obligation of any B/S/S Party to their respective present or former employees for vacation, sick leave, holiday or severance obligations; (i) any liability or obligation relating to any asset which is not being acquired hereunder; (j) any liability or obligation relating to any B/S/S Party's employee benefit plans; or (k) except as provided in Section 12.5(a), any liability or obligation of the Sellers or Development or Leemar or any other party hereto incurred in connection with the transactions contemplated by this Agreement, including, without limitation, legal and accounting fees and expenses.


                            ARTICLE 2

                   CONTRIBUTIONS BY DEVELOPMENT

          2.1 Contributions. (a) At least fifteen (15) business days prior to the Closing Date, Development shall:

          (i) Contribute to Lodge Partners II, on a non-recourse basis, and in exchange for a partnership interest therein, the Hembree Road Property, together with all of Development's right, title and interest in and to the Hembree Road Improvements, the Hembree Road Service Agreements, the Hembree Road Permits, and the Hembree Road Impact Fees, free and clear of all claims, liens, encumbrances, charges and rights of others other than as set forth in Schedule 2.1B to this Agreement; and

          (ii) Contribute to Lodge Partners IV, on a non-recourse basis, and in exchange for a partnership interest therein, the Satellite Boulevard Property, together with all of Development's right, title and interest in and to the Satellite Boulevard Improvements, the Satellite Boulevard Service Agreements, the Satellite Boulevard Permits, and the Satellite Boulevard Impact Fees, free and clear of all claims, liens, encumbrances, charges and rights of others other than as set forth in Schedule 2.1D to this Agreement.

          (b) At least fifteen (15) business days prior to the Closing Date, Leemar shall contribute to Lodge Partners III, on a non-recourse basis, and in exchange for a partnership interest therein, the Norcross Property, together with all of Leemar's right, title and interest in and to the Norcross Improvements, the Norcross Service Agreements, the Norcross Permits, and the

Norcross Impact Fees, free and clear of all claims, liens, encumbrances, charges and rights of others other than as set forth in Schedule 2.1C to this Agreement.

          2.2 Documentation. The documentation and all deeds, agreements, and instruments necessary or convenient to evidence the contributions described in Section 2.1 shall be on such terms and conditions, and in such form, as shall be reasonably acceptable to Purchaser and Corporation. All deeds, agreements, documents and instruments shall be presented to Purchaser and Corporation for their approval in a timely manner so as to allow them adequate time to review and comment on same, and such approval shall not be unreasonably withheld or delayed. The costs and expenses of same, including, without limitation, all recording, registration and other fees, taxes and assessments in connection therewith shall be the sole and exclusive responsibility of Development, Leemar and Lodge Partners II, Lodge Partners III, and Lodge Partners IV, as appropriate.


                            ARTICLE 3

             PURCHASE PRICE AND CLOSING; PERORATIONS


          3.1 Purchase Price. Subject to Section 3.2 and the prorations and adjustments set forth in this Agreement, the "Purchase Price" payable to each of the Sellers is as follows:

          (a) To Lodge Partners I, a number of shares of the Common Stock, $0.01 par value per share, of Corporation ("Parent Stock"), equal to the quotient derived by dividing (i) the difference between (x) $5,750,000 less (y) the amount of the debt identified and set forth on Schedule 3.1A to this Agreement outstanding on the Closing Date, as certified by a certificate of the principal accounting officer of Lodge Partners I and delivered to Corporation at the Closing (the "Lodge I Debt"), by
(ii) the average of the closing sales prices, without regard to volume (adjusted for any stock splits or other reclassification during the applicable time period) for shares of Parent Stock on The Nasdaq National Market for each of the 20 consecutive trading days immediately preceding the date hereof, which the parties acknowledge and agree is $17.50 (the "Average Price").

          (b) To Lodge Partners II, a number of shares of Parent Stock, equal to the quotient derived by dividing (I) the difference between (x) $5,750,000 less (y) the amount of the debt identified and set forth on Schedule 3.1B to this Agreement outstanding on the Closing Date, as certified by a certificate of the principal accounting officer of Lodge Partners II and delivered to Corporation at the Closing (the "Lodge II Debt"), by
(II) the Average Price.

          (c) To Lodge Partners III, a number of shares of Parent Stock, equal to the quotient derived by dividing (I) the difference between (x) $5,750,000 less (y) the amount of the debt


identified and set forth on Schedule 3.1C to this Agreement outstanding on the Closing Date, as certified by a certificate of the principal accounting officer of Lodge Partners III and delivered to Corporation at the Closing (the "Lodge III Debt"), by (II) the Average Price.

          (d) To Lodge Partners IV, a number of shares of Parent Stock, equal to the quotient derived by dividing (I) the difference between (x) $5,750,000 less (y) the amount of the debt identified and set forth on Schedule 3.1D to this Agreement outstanding on the Closing Date, as certified by a certificate of the principal accounting officer of Lodge Partners IV and delivered to Corporation at the Closing (the "Lodge IV Debt"), by
(II) the Average Price.

          Notwithstanding anything in this Section 3.1 to the contrary, no fractional shares shall be issued, and an amount in cash shall be paid in lieu thereof equal to such fractional part of a share (if any) multiplied by the Average Price. Further, the sum of the Lodge I Debt, the Lodge II Debt, the Lodge III Debt and the Lodge IV Debt, does not exceed $12,500,000 on the date hereof and the B/S/S Parties hereby covenant and agree that it will not exceed $12,500,000 on the Closing Date.

          3.2 Repayment of Certain Indebtedness. All of the unpaid principal and accrued but unpaid interest in respect of those certain loans made by some or all of the B/S/S Parties to the Sellers as reflected as a separate line item on Schedules 3.1A through 3.1D shall be payable in full in shares of Parent Stock, the number of shares deliverable in respect thereof being equal to the aggregate amount of such indebtedness (principal and accrued but unpaid interest) as of the Closing Date, as certified by a certificate of the principal accounting officer of each Seller and delivered to Corporation at the Closing, divided by the Average Price. The holders of such loans shall, by their acceptance of such shares, be deemed to have made in favor of Purchaser and Corporation the investment representations and warranties set forth in Section 4.30 and consented to the legending of the share certificates representing same as provided therein. Notwithstanding anything in this Section 3.2 to the contrary, no fractional shares shall be issued, and an amount in cash shall be paid in lieu thereof equal to such fractional part of a share (if any) multiplied by the Average Price.

          3.3  Establishment of Escrow.  Notwithstanding Section
3.1 above, an aggregate number of shares of Parent Stock equal to (or as nearly equal as is practicable) three and one-half percent
(3 1/2%) of the sum of (x) the aggregate Purchase Price plus (y) the sum of the Lodge Partners I Debt, the Lodge Partners II Debt, the Lodge Partners III Debt, and the Lodge Partners IV Debt shall be placed in escrow with Wachovia Bank of Georgia, N.A. pursuant to an escrow agreement that provides, among other terms, that the shares of Parent Stock held therein shall be held by the escrow agent for six months (the "Escrow Agreement"). The escrowed shares shall partially secure the indemnification obligations of the Indemnitors (as defined in Section 9.1) under Article 9
hereof. The fees and expenses of the escrow agent under the
Escrow Agreement shall be borne equally by the Purchaser and the B/S/S Parties, provided that the B/S/S Parties share of such fees and expenses shall in no event exceed $1,000.

          3.4 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kilpatrick Stockton LLP, 1100 Peachtree Street, Atlanta, Georgia 30309 at 10:00 a.m. on February 28, 1997, provided that all of the conditions set forth in Article 10 and
Article 11 shall have been waived or satisfied prior to or contemporaneously with such time, or otherwise as agreed to by the parties hereto (such date is referred to herein as the "Closing Date"). The parties shall execute and deliver such documents, agreements, instruments, certificates and other papers as may be necessary or convenient to effectuate the consummation of the transactions contemplated by this Agreement and its purposes and intent.

          3.5 Certain Transactions and Documents at Closing. At the Closing, each Seller shall deliver to Purchaser the following documents and instruments, duly executed by or on behalf of the appropriate Seller: (i) a limited warranty deed, in recordable form, in the form of, and on the terms and conditions reasonably satisfactory to Purchaser, conveying the relevant Land and the Improvements; (ii) a bill of sale with general warranty of title, in the form of, and on the terms and conditions reasonably satisfactory to Purchaser, conveying the relevant Personal
Property; (iii) an assignment, in the form of, and on the terms and conditions reasonably satisfactory to Purchaser, transferring and assigning the relevant Service Agreements, Permits, Tradename and Impact Fee Credits; (iv) a seller's or owner's affidavit, in the form of, and on the terms and conditions reasonably satisfactory to the title company issuing the Title Policies (as defined in Section 10.5), and Purchaser, with respect to the relevant Property; (v) a certificate and affidavit of non-foreign status, in the form of, and on the terms and conditions reasonably satisfactory to Purchaser; (vi) a certificate and affidavit that (A) the relevant Seller is a resident of the State of Georgia as defined in O.C.G.A. Section 48-7-128; or (B) the relevant Seller is deemed to be a resident of the State of Georgia pursuant to O.C.G.A. Section 48-7-128; or (C) the purchase and sale of the relevant Property is otherwise exempt from the withholding requirements of O.C.G.A. Section 48-7-128, in the form reasonably satisfactory to Purchaser; (vii) a completed 1099-S request for taxpayer identification number and certification, and acknowledgment, in the form reasonably satisfactory to Purchaser;
(viii) a certificate, in form and substance satisfactory to counsel for Purchaser, to the effect that the representations and warranties of the relevant Seller in this Agreement are true and correct on and as of the Closing Date; (ix) a quitclaim deed conveying all of the relevant Seller's right, title and interest in and to the relevant Property in accordance with the legal description prepared from the survey of the Land to be obtained pursuant to this Agreement; and (x) the originals of all Permits.

          3.6 Prorations. In respect of the relevant Property, as between Purchaser and the relevant Seller, the following prorations and adjustments shall be made in cash at Closing, or thereafter if Purchaser and the relevant Seller shall agree, all with respect to the Purchase Price payable in respect of the relevant Property:

          (a) All city, state and county ad valorem taxes and similar impositions levied or imposed upon or assessed against the Property, hereinafter called the "Taxes", for the year in which Closing occurs shall be prorated as of the Closing Date. In the event the Taxes for such year are not

     determinable at the time of Closing, said Taxes shall be prorated on the basis of the best available information with respect to the Taxes anticipated to be levied or imposed for the year in which the Closing occurs (but in no event shall the basis for such proration be less than 105% of the Taxes levied or imposed for the preceding year upon the Lilburn Lodge), and Seller and Purchaser shall re-prorate the Taxes for such year promptly upon the receipt of the tax bills for such year and shall make between themselves any equitable adjustment required by reason of any difference between the estimated amount of the Taxes used as a basis for the proration at Closing and the actual amount of the Taxes for such year. In the event any of the Taxes are due and payable at the time of Closing, the same shall be paid at Closing. If the Taxes are not paid at Closing, Seller shall deliver to Purchaser the bills for the Taxes promptly upon receipt thereof and Purchaser shall thereupon be responsible for the payment in full of the Taxes within the time fixed for payment thereof and before the same shall become delin-quent;

          (b) All utility charges for the Property (including, without limitation, telephone, water, storm and sanitary sewer, electricity, gas, garbage and waste removal) shall be prorated as of the Closing Date, transfer fees required with respect to any such utility shall be paid by or charged to Purchaser, and Seller shall be credited with any deposits transferred to the account of Purchaser; provided, however, that at either party's election any one or more of such utility accounts shall be closed as of the Closing Date, in which event Seller shall be liable and responsible for all charges for service through the Closing Date and shall be entitled to all deposits theretofore made by Seller with respect to such utility, and Purchaser shall be responsible for reopening and reinstituting such service in Purchaser's name, and shall be responsible for any fees, charges and deposits required in connection with such new account;

          (c) Cash on hand, cash in banks and room revenues or charges due for the period prior to, and paid by guests on or before 12:01 a.m. on the Closing Date shall belong to Seller. Any accounts receivable resulting from room revenues or charges due from guests belonging to Seller shall be collected by Seller or by Purchaser in the normal course of operating the motel property, and remitted to Seller as received, without any obligation on Purchaser of any kind to effect collection or guarantee payment of such receivables;

          (d) Seller shall pay all payroll charges and the employee benefits for time worked (specifically including accrued vacation, sick pay, holiday pay and the like) by employees through 12:01 a.m. on the Closing Date, including all payroll taxes and insurance through the Closing Date. Purchaser will be responsible for all payroll and all other such expenses in connection with the Hotels accruing after 12:01 a.m. on the Closing Date;


          (e) It is understood and agreed that all room or other deposits or room revenues or charges for future occupancy after checkout time on the day of Closing shall become the property of Purchaser upon Closing;

          (f) Seller shall pay all other expenses incurred with respect to the period ending 12:01 a.m. on the Closing Date;

          (g)  All amounts payable under any of the Service
     Agreements shall be prorated as of the Closing Date; and

          (h) Any other items which are customarily prorated in connection with the purchase and sale of properties similar to the Property shall be prorated as of the Closing Date.

In making the prorations required by this Section 3.6, the economic burdens and benefits of ownership of the Property for the Closing Date shall be allocated to Purchaser.

          3.7 Possession at Closing. The Sellers shall surrender possession of the Properties to Purchaser at the Closing Date.


                            ARTICLE 4

  REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE B/S/S PARTIES

          To induce Corporation and Purchaser to enter into and
perform this Agreement, to consummate the transactions
contemplated herein, and to deliver the Purchase Price as
provided herein, each of the B/S/S Parties, jointly and
severally, represent and warrant to, and covenant and agree with,
Corporation and Purchaser as follows:

          4.1 Organization and Standing. Each Seller is (or will be at the Closing) a Georgia limited partnership, duly organized and validly existing under the laws of the State of Georgia and has (or will have at Closing) all requisite power and authority, and all governmental and regulatory licenses, authorizations, consents, and approvals to carry on its business as now conducted, and to own, lease and operate its properties.

          4.2 Ownership Interests. General Partner, CLB, KB, ACS and SS, as appropriate, are the record and beneficial holders of all of the partnership interests in each Seller and all of the issued and outstanding capital stock of General Partner, Development and Leemar (it being acknowledged, however, that Development and Leemar will hold a portion of such partnership interests as of the Closing and that CLB and SS may withdraw in whole or in part from any or all of the Sellers), all as set forth in Schedule 4.2 to this Agreement, and the legal and beneficial owner of each such ownership interest is as set forth in Schedule 4.2 to this Agreement and said Schedule may be


modified as appropriate to reflect the addition of Development and Leemar and the deletion of CLB and/or SS. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any interests in the Sellers, General Partner, Development and Leemar.

          4.3 Authority. Each B/S/S Party has (or will have at Closing) the lawful right, power, authority and capacity to enter into and perform this Agreement and to consummate the transactions contemplated hereby, and the same have been duly authorized and approved by all necessary action on the part of each B/S/S Party, and no other actions by said parties are necessary to authorize and approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each B/S/S Party and constitutes, and each other document, agreement or instrument to be entered into by any or all of them in connection with this Agreement constitutes (or when so executed and delivered, shall constitute) a valid and binding obligation of such B/S/S Party, enforceable against each of them in accordance with its respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally, or by the principles governing the availability of equitable remedies).

          4.4 Suits, Etc. Except as set forth on Schedule 4.4, no actions, suits, claims, or proceedings are pending against or by, or threatened against or by, or affecting, any B/S/S Party, or any portion of the Property or the condition of title thereto, in any court or before any judicial, administrative, or union body or any arbitrator or any governmental authority.

          4.5 Execution; No Default. Except for any loan document with respect to any indebtedness of a Seller secured by the relevant Property (each, a "Mortgage Loan") and except as set forth on Schedule 4.5, the execution of and entry into this Agreement, the execution and delivery of the documents, agreements, instruments and other papers to be executed and delivered on the Closing Date, and the performance of their related duties and obligations under this Agreement and of all other acts necessary and appropriate for the full consummation of the transactions as contemplated by and provided for in this Agreement by the relevant Seller or any B/S/S Party, are consistent with and not in violation of, and will not create any adverse condition under, any contract, agreement or other instrument to which any B/S/S Party is a party, any judicial order or judgment of any nature by which any B/S/S Party is bound, and this Agreement.

          4.6 Financial Statements. Prior to the date hereof, each Seller (other than Lodge Partners IV) has provided Purchaser with unaudited financial statements, including a balance sheet and income statement, with respect to such Seller's most recently concluded fiscal year (collectively, the "Financial Statements") and the parties acknowledge and agree that the Financial Statements provided by Lodge Partners II and Lodge Partners III are presented as if the transactions contemplated in Section 2.1 had occurred on or before January 1, 1996, and Lodge Partners IV, Development and Leemar have provided Purchaser with Schedule 3.1D


which shows the amount of indebtedness with respect to the Satellite Boulevard Property on the date hereof. To the best knowledge of each B/S/S Party, the Financial Statements are true, correct and complete, and the Financial Statements have been prepared in accordance with generally accepted accounting principles (subject to normal year-end adjustments), and present fairly, in all material respects, the financial position of such B/S/S Party and the results of its operations for the periods then ended. Since the date of the latest Financial Statements, there has been no material adverse change in the financial condition or in the operations of any Seller or General Partner, and since December 31, 1996, there has been no material adverse change in the condition or operations of the Hotels owned by Development and Leemar.

          4.7 Absence of Undisclosed Liabilities; Compliance with Laws. No B/S/S Party has any liabilities or obligations, either accrued, contingent or otherwise, except those reflected in the Financial Statements (or in the case of Development and Leemar, with respect to or secured by the Properties owned thereby, those reflected in the financial information delivered pursuant to Section 4.6) or arising in the ordinary course of its business after December 31, 1996. On the Closing Date, neither Development, Leemar nor any Seller will be indebted to any contractor, laborer, mechanic, materialman, architect, engineer or any other person or entity for work, labor or services performed or rendered, or for materials supplied or furnished, for which any such person or entity could claim a lien against any property. Each B/S/S Party has complied in all material respects with all applicable laws, rules, regulations, certificates, permits and authorizations.

          4.8 Title to Property; Condition of Property. (a) The relevant Seller will, prior to Closing, own good and marketable fee simple title to the relevant Property, free and clear of any and all encumbrances, except as set forth on the policy of title insurance currently in effect with regard to the relevant Property, as attached hereto as Exhibits C-1 through C-4, and on the policy of title insurance currently being procured by Corporation in connection with the transactions contemplated herein, subject to such title report being procured being satisfactory to Corporation (the "Existing Exceptions"). In addition to the relevant Property, except as set forth on
Schedule 4.8, the relevant Seller owns (or will own prior to Closing) all other assets used or useful in the conduct of its business, and all such assets are free and clear of all claims, liens, charges and encumbrances, other than the Existing Exceptions, and the same are included within the relevant Personal Property.

          (b) Subject to the completion of the Satellite Boulevard Lodge, the Improvements and Personal Property (including heating, ventilating, and air conditioning systems) are in good condition and good working order and there are no material defects in the structural or mechanical aspects of the Improvements or Personal Property of which any B/S/S Party has knowledge, other than wear and tear occurring in the normal course of business.

          (c) Those public utilities (including without limitation, water, electricity, gas, sanitary sewage, storm water


drainage facilities, and telephone utilities) sufficient to operate the Properties for their current uses are available to each Property and, subject to the completion of the Satellite Boulevard Lodge, are completed on each Property and, as may be appropriate, are connected to the improvements located on the Properties; to the knowledge of each B/S/S Party, such utilities enter the Property through adjoining public streets or valid and enforceable private easements, and to the knowledge of each B/S/S Party, all of the installation costs, access or "tap on" fees, and similar costs for such utilities have been paid in full.

          4.9  Encroachments.  Except as set forth on Schedule
4.9, no encroachments on the Land exist, and the location of each Hotel is entirely within the boundaries of the Land and within applicable building lines.

          4.10 Condemnation. No pending, threatened (in writing), or, to the knowledge of each B/S/S Party, contemplated condemnation actions involving all or any portion of the Properties exist; and no B/S/S Party has any knowledge of any existing, proposed, or contemplated plans to widen, modify, or realign any public rights-of-way located adjacent to any portion of the Land. Each B/S/S Party will, promptly upon receiving any such notice or learning of any such contemplated or threatened action, give Purchaser written notice thereof. Further, there are no pending, threatened (in writing), or, to the knowledge of each B/S/S Party, contemplated plans by any governmental unit or authority to annex all or any portion of any Property.

          4.11 Access. Except as set forth on Schedule 4.11, access to the Land from public streets and roads adjoining the Land is not limited or restricted.

          4.12 Environmental Matters. For purposes of this Section, the term "hazardous waste or substances" means petroleum (including crude oil or any fraction thereof), radon gas naturally occurring, and any substance identified in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or any other federal, state, or county environmental laws, regulations, or ordinances.

          (a)  Each B/S/S Party and its predecessors in interest
     have complied in all material respects with all applicable laws and regulations relating to pollution and environmental control.

          (b)  Each B/S/S Party has received all material permits
     and approvals with respect to emissions into the environment
     (including solids, liquids and gases) and the proper
     disposal of materials (including solid waste materials)
     required for the operation of its business.

          (c) Each B/S/S/ Party has kept all records and made all material filings required by applicable state, local and federal laws and regulations with respect to emissions into the environment (including solids, liquids and gases) and the proper disposal of materials (including solid waste materials).

          (d) No toxic materials, hazardous waste or substances, including any asbestos or asbestos-related products, and any oils, petroleum-derived compounds or pesticides, are now located on any of the Properties, or contained in any materials in any of the Improvements, except as specifically disclosed in that certain environmental report with regards to the relevant Property attached hereto as Exhibits D-1 through D-4 (collectively, the "Environmental Reports").

          (e) No B/S/S Party has received any complaint, order, citation, or notice with regard to air emissions, water discharges, noise emissions, solid waste or hazardous waste or substance, if any, or any other environmental, health, or safety matters affecting the Properties, or any portion thereof, from any person, entity or government, and, to the best knowledge of each B/S/S/ Party, none has been filed or issued, except as disclosed in the applicable Environmental Report.

          (f)  No B/S/S/ Party has knowledge of any of the
     Properties having been used as a landfill or as a dump for garbage or refuse or construction debris.

          (g) Except as disclosed in the Environmental Reports, to the knowledge of the B/S/S Parties, (i) no storage tanks are or have been located on the Properties, either above or below ground, and (ii) there are no underground pipes or lines on the Properties, except for water, sewer, electrical, or other utility lines.

          (h)  Except as disclosed in the Environmental Reports,
     to the knowledge of the B/S/S Parties, there has not been
     any leaking or disposal of material of any type onto or into any of the Properties.

          (i)  No B/S/S/ Party has any knowledge that solid or
     hazardous waste material has been generated, disposed,
     released or identified on any of the Properties.

          (j) To the knowledge of the B/S/S Parties, (i) no asbestos or asbestos containing materials have been installed, used, incorporated into, or disposed of on the Properties, and (ii) no polychlorinated biphenyls have been located on or in any of the Properties, whether in electrical transformers, fluorescent light fixtures with ballast, cooling oils, or otherwise.

          (k)  To the knowledge of the B/S/S Parties, no
     hazardous waste or substances have been generated, disposed of, released, found, or allowed to escape on, under or in
     the vicinity of any of the Properties, except as disclosed in the applicable Environmental Report.

          4.13 Assessments. No assessments have been made against any portion of the Properties which are unpaid (except ad

valorem taxes for the current year), whether or not they have become liens, and each B/S/S/ Party shall notify Purchaser upon learning of such assessments.

          4.14 Fees. All impact fees and facilities taxes, if any, with respect to the Properties and the improvements thereon have been paid by the relevant Seller or its predecessor in interest.

          4.15 No Parties In Possession. Except for guests of the Hotel occupying rooms therein in the ordinary course of business ("Hotel Guest") and the Existing Exceptions, there is no tenant, lessee, or other occupant of any of the Properties (including any Improvements thereon) having any right or claim to possession or use of any of the Properties (or any such Improvements).

          4.16 No Violations. No Seller nor any other B/S/S Party has received any notice (oral or written) that any municipality or other governmental or quasi-governmental authority has determined that there are any violations of zoning, health, environmental, or other statutes, ordinances, or regulations affecting any of the Properties, and the Sellers, Development and Leemar are all in substantial compliance with all of the foregoing. If notice of any such violations are received prior to the Closing Date, the B/S/S Party receiving such notice shall notify Purchaser thereof.

          4.17 Property - Flood Plain. None of the Improvements and, except as set forth on Schedule 4.17, no part of any Property is situated in a flood plain or flood hazard area which is delineated on any flood hazard area boundary map available under the National Flood Insurance Program through the Department of Housing and Urban Development, Federal Insurance Administration.

          4.18 Property - Wetlands. No part of any Property is situated within any "wetlands" designated by any applicable governmental authority.

          4.19 Zoning. The zoning classification for each Property supports the current use of such Property; no B/S/S Party has any knowledge of any proceeding to change such zoning classification or the conditions applicable thereto and none of them shall apply for or acquiesce in any such change, and there exists no violation of any requirement or condition of such zoning classification which is applicable to any Property.

          4.20 Historical Districts. To the knowledge of each B/S/S Party, no Property, nor any portion thereof, is (a) listed, or eligible to be listed, in any national, state, or local register of historic places or areas, or (b) located within any designated district or area in which the permitted uses of land located therein are restricted by regulations, rules, or laws other than those specified under local zoning ordinances.


          4.21 Casualty.  To the knowledge of each B/S/S Party,
there has been no unrestored fire or other casualty damage which has affected any of the Properties.

          4.22 Insurance. Development, Leemar and each Seller, as appropriate, maintains adequate insurance with respect to the Properties as of the date hereof. To each B/S/S/ Party's knowledge, all such insurance is in full force and effect. To each B/S/S/ Party's knowledge, each Property complies with all requirements of each insurance policy carried in respect thereof and no B/S/S Party has received from any of the insurers thereunder any notice requiring or suggesting that any work be performed at any Property (or any work so required or suggested has been performed). No B/S/S Party has received any written notice of defects or inadequacies in any of the Properties which would adversely affect the insurability (other than the Existing Exceptions) of the same or cause the imposition of extraordinary premiums therefor or create or be likely to create a hazard, excessive maintenance costs or material operating deficiencies.

          4.23 Governmental Permits. Development, Leemar and each Seller, as appropriate, has obtained all permits, licenses, certificates of occupancy, approvals, and authorizations from the applicable governmental authorities required for the occupancy and use of each Property and its current operations and all of such are in good standing; provided, however, that the parties acknowledge that a certificate of occupancy has not yet been obtained with respect to the Satellite Boulevard Lodge.

          4.24 FIRPTA.  No B/S/S Party is a "foreign person" as
that term is defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated pursuant thereto.

          4.25 No Defaults.  To the knowledge of each B/S/S
Party, no B/S/S Party is in default under any of the Existing
Exceptions.

          4.26 Employee Benefits; Labor Activity. None of Development, Leemar nor any Seller has any pension or retirement benefits or employment contract with or otherwise payable to the employees of a Hotel. None of Development, Leemar nor any Seller is a party to any collective bargaining agreement or agreement of any kind with any union or labor organization, and no union or other collective bargaining unit has been certified or recognized by Development, Leemar or any Seller as representing any employee, nor, to the knowledge of any B/S/S Party or any Partner, is a union or other collective bargaining unit seeking recognition for such purpose.

          4.27 No Broker. No B/S/S Party has entered into any agreement or arrangement nor has any of them received services from any broker or broker's employees or independent contractors, including, without limitation, any agreement or arrangement that would give rise to any claim of lien or lien against any of the Properties pursuant to the Georgia Commercial Real Estate Broker Lien Act, O.C.G.A. Sections 44-1A-600, et seq.

          4.28 No Special Taxes.  No B/S/S Party has any
knowledge of, nor has it received any notice of, any special taxes or assessments relating to any of the Properties or any part thereof.

          4.29 Books and Records. The books and records of each Seller (including, without limitation, the Financial Statements) do or will at the Closing accurately reflect and fairly present all material actions taken during the period covered thereby by directors and equity holders thereof, and the books and records of Development and Leemar do or will at the Closing accurately reflect and fairly present all material actions taken during the period covered thereby with respect to the Properties and the debt associated therewith by the directors and equity holders of Development and Leemar.

          4.30 Investment Representations. The shares of Parent Stock to be received by each Seller are to be received for investment for such Seller's own account, not on behalf of others, and not with a view to sell or otherwise distribute such shares except in accordance with all applicable securities laws, rules and regulations. Each Seller, and its partners, acknowledges that such shares of Parent Stock have not been and will not be registered under the Securities Act of 1933, as amended, (the "Securities Act") or under any state securities laws, rules or regulations, and, therefore, cannot be resold unless registered under the Securities Act and applicable state securities laws, rules and regulations or unless an exemption from registration is available; and, as a result, each such Seller, and its partners, must bear the risk of an investment in the Parent Stock for an indefinite period of time. Each Seller, and its partners, has sufficient knowledge and experience in investment and business matters to understand the economic risk of such an investment and the risk involved in a commercial enterprise such as Corporation. Each Seller, and its partners, has received and had an opportunity to read all SEC Documents (as defined in Section 6.6). Each Seller, and its partners, has had an opportunity to ask questions of, and receive answers from, officers of Corporation, concerning Corporation and the Parent Stock, and to obtain any additional information which such Seller reasonably requested and is material to its investment decision. Each Seller, and each partner of Seller, is an "accredited investor" within the meaning of Regulation D under the Securities Act. The financial condition of each Seller, and its partners, is currently adequate to bear the economic risk of investment in the Parent Stock. Each of the Sellers, and its partners, acknowledges and agrees that the share certificates representing the shares of Parent Stock (and any certificates issued in replacement therefor) shall contain an appropriate securities law legend.

          4.31 Liens.    On the Closing Date, neither Seller nor
any tenant of any of the Properties will be indebted to any contractor, laborer, mechanic, materialman, architect, engineer or any other person for work, labor or services performed or rendered, or for materials supplied or furnished, in connection with such Property for which any such person could claim a lien against such Property.

          4.32 Full Disclosure.  Except as set forth on Schedule
4.32 no representation, warranty, covenant, agreement or
indemnity of any B/S/S Party contained in this Agreement or in any other document, instrument, agreement, paper or other written

statement or certificate delivered by any B/S/S Party, or any of them, pursuant to this Agreement, or in connection with the transactions contemplated herein, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein or therein not misleading. There is no fact known to any B/S/S Party which materially and adversely affects, or in the future may materially and adversely affect, the business, operations, cash flows, affairs, prospects, properties or assets or the condition (financial or otherwise) of any B/S/S Party which has not been disclosed in this Agreement, the schedules attached to this Agreement, or in the documents, instruments, agreements, papers or other written agreements or certificates furnished to Purchaser and Corporation for use in connection with this Agreement and the transactions contemplated hereby.


                            ARTICLE 5

           REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser hereby represents and warrants to each B/S/S
Party, as follows:

          5.1 Organization and Standing. Purchaser is a Georgia limited partnership, duly organized and validly existing under the laws of the State of Georgia and has all requisite powers and all governmental and regulatory licenses, authorizations, consents, and approvals to carry on its business as now conducted, to own, lease, and operate its properties, to execute and deliver this Agreement and any document or instrument required to be executed and delivered on behalf of Purchaser hereunder, to perform its obligations under this Agreement and any such other documents or instruments and to consummate the transactions contemplated herein.

          5.2 Authority. Purchaser has the lawful right, power, authority and capacity to enter into and perform this Agreement in accordance with its terms, provisions, and conditions and the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of Purchaser and its partners and no other actions are necessary to authorize and approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally, or by the principles governing the availability of equitable remedies).

          5.3 Suits, Etc. No actions, suits, or proceedings are pending against or by, threatened against or by, or affecting Purchaser that question the validity or enforceability of this Agreement or of any action taken by it under this Agreement, in any court or before any governmental authority, domestic or foreign.

          5.4  Execution; No Default.  Except as set forth on
Schedule 5.4, The execution of and entry into this Agreement, the execution and delivery of the documents and instruments that Purchaser will execute or deliver on the Closing Date, and the performance by Purchaser of its duties and obligations under this Agreement and of all other acts necessary and appropriate for the full consummation of the transactions as contemplated by and provided for in this Agreement, are consistent with and not in violation of, and will not create any adverse condition under, any contract, agreement or other instrument to which Purchaser is a party, any judicial order or judgment of any nature by which Purchaser is bound, and this Agreement. The covenants and agreements of Purchaser under this Agreement are the valid and binding obligations of Purchaser, enforceable in accordance with their terms.

          5.5 No Broker. Neither Purchaser nor Corporation has entered into any agreement or arrangement nor has either of them received services from any broker or broker's employees or independent contractors, including, without limitation, any agreement or arrangement that would give rise to any claim of lien or lien against any of the Properties pursuant to the Georgia Commercial Real Estate Broker Lien Act, O.C.G.A. Sections 44-1A-600, et seq.

                            ARTICLE 6

          REPRESENTATIONS AND WARRANTIES OF CORPORATION

          Corporation hereby represents and warrants to each
B/S/S Party, as follows:

          6.1 Organization and Standing. Corporation is a Georgia corporation, duly organized, validly existing, and in good standing under the laws of the State of Georgia and has all requisite powers and all governmental and regulatory licenses, authorizations, consents, and approvals to carry on its business as now conducted, to own, lease, and operate its properties, to execute and deliver this Agreement and any document or instrument required to be executed and delivered on behalf of Corporation hereunder, to perform its obligations under this Agreement and any such other documents or instruments and to consummate the transactions contemplated herein.

          6.2 Authority. Corporation has the lawful right, power, authority and capacity to enter into and perform this Agreement and the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby have duly authorized and approved by all necessary action on the part of Corporation and no other actions are necessary to authorize and approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of Corporation, enforceable against Corporation in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally, or by the principles governing the availability of equitable remedies).

          6.3 Suits, Etc. No actions, suits, or proceedings are pending against or by, threatened against or by, or affecting Corporation that question the validity or enforceability of this Agreement or of any action taken by it under this Agreement, in any court or before any governmental authority, domestic or foreign.

          6.4  Execution; No Default.  Except as set forth on
Schedule 6.4, the execution of and entry into this Agreement, the execution and delivery of the documents and instruments that Corporation will execute or deliver on the Closing Date, and the performance by Corporation of its duties and obligations under this Agreement and of all other acts necessary and appropriate for the full consummation of the transactions as contemplated by and provided for in this Agreement, are consistent with and not in violation of, and will not create any adverse condition under, any contract, agreement or other instrument to which Corporation is a party, any judicial order or judgment of any nature by which Corporation is bound, and this Agreement. The covenants and agreements of Corporation under this Agreement are the valid and binding obligations of Corporation, enforceable in accordance with their terms.

          6.5  Authorization of Parent Stock.  The shares of
Parent Stock to be issued to the Sellers pursuant to this Agreement will be duly authorized and reserved for issuance at or before the Closing and, upon issuance to the Sellers, will be fully paid and nonassessable.

          6.6  SEC Documents.  The documents listed on Schedule
6.6 to this Agreement (collectively, the "SEC Documents") constitute all of the documents (other than preliminary filings, Form S-8 Registration Statements, and in the case of other Registration Statements, the "Part II" information) that Corporation was required by applicable securities laws to file with the Securities and Exchange Commission (the "SEC") since May 23, 1996. The financial statements of Corporation for the fiscal years included or incorporated by reference in the SEC Documents were prepared in accordance with generally accepted accounting principles and present fairly, in all material respects, in accordance with the generally accepted accounting principles, the consolidated financial condition, results of operations and changes in financial position of Corporation as of the dates thereof.

          6.7 No Broker. Neither Purchaser nor Corporation has entered into any agreement or arrangement nor has either of them received services from any broker or broker's employees or independent contractors, including, without limitation, any agreement or arrangement that would give rise to any claim of lien or lien against any of the Properties pursuant to the Georgia Commercial Real Estate Broker Lien Act, O.C.G.A. Sections 44-1A-600, et seq.

          6.8 Full Disclosure. No representation, warranty or covenant of Purchaser and Corporation contained in this Agreement, or in any other written statement or certificate

delivered by Purchaser and Corporation pursuant to this Agreement or in connection with the transactions contemplated herein, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                            ARTICLE 7

                  COVENANTS OF THE B/S/S PARTIES

          From the date of this Agreement until and including the Closing Date:

          7.1 Preservation of Business and Property. Subject to the provisions of Section 2.1, each B/S/S Party shall use its respective best efforts to (a) preserve intact the present business organization and personnel of Development, Leemar and each Seller, (b) preserve the present goodwill and advantageous relationships of Development, Leemar and each Seller with all persons and entities having business dealings with it, (c) preserve and maintain in force all material licenses, certificates, leases, contracts, permits, registrations, franchises, patents, trademarks, trade names, copyrights, bonds, and other similar material rights and confidential information of Development, Leemar and each Seller, and (d) preserve and maintain the Properties in good condition and repair so that, on the Closing Date, each Property will be in the same condition as it now exists, the completion of the Satellite Boulevard Lodge and natural wear and tear excepted. No B/S/S/ Party shall enter into any new employment or consulting agreements with any of its present management personnel or consultants, or any other employment or consulting agreement with any other person or entity, in any way relating to any Property or any Hotel, except as has been previously disclosed and approved by Purchaser in writing.

          7.2 Ordinary Course. Development, Leemar and each Seller shall operate its business only in the ordinary course and in accordance with the applicable Franchise Agreement (as defined in Section 7.11) and, except in the ordinary course of business, none of Development, Leemar nor any Seller shall, without the prior written consent of Purchaser, (a) encumber or mortgage any of the Properties or its other assets (or in the case of Development and Leemar, their other assets used in connection with the operation of the Hotels), (b) incur any obligation (contingent or otherwise) (or in the case of Development and Leemar, with respect to the operation of the Hotels), (c) purchase, acquire, transfer, or convey any assets or property (or in the case of Development and Leemar, their assets used in connection with the operation of the Hotels), (d) enter into any other transaction (in the case of Development and Leemar, with respect to or affecting the Properties), (e) make or enter into any contract or commitment (in the case of Development and Leemar, with respect to or affecting the Properties), or (f) acquire any corporation, partnership, trust, or other entity.

          7.3  Books and Records.  Development, Leemar and each
Seller shall maintain its books, accounts, and records in the usual, regular, and ordinary manner, in compliance with applicable laws and on a basis consistent with prior years.

          7.4 No Organic Change; No Distributions. None of Development, Leemar nor any Seller shall make any amendment to its Articles of Incorporation, its Certificate of Limited Partnership (in the case of Lodge Partners II and Lodge Partners III after the filing thereof with the Georgia Secretary of State) or the limited partnership agreement of any Seller. Except as specifically permitted by Section 2.1, no Seller shall make any change to any of its partnership interests by reclassification, subdivision, reorganization, or otherwise. No Seller shall merge or consolidate with any other partnership, corporation, trust, or entity or change the character of its business.

          7.5  No Issuance of Partnership Interests or Options.
No Seller nor any of its Partners shall grant any option, warrant, or other right to purchase or to convert any obligation made by a Seller or the partners of a Seller, into a partnership interest in a Seller.

          7.6 Compensation. Without the prior written consent of Purchaser, none of Development, Leemar nor any Seller shall increase the compensation or fees payable to any management employee of a Hotel, and shall increase the compensation payable to other Hotel personnel only in accordance with past practices for merit, length of service, change in position or responsibility, or other similar reason.

          7.7 Ad Valorem Taxes. Development, Leemar and each Seller will pay or cause to be paid promptly when due all city, state, and county ad valorem taxes and similar taxes and assessments, all sewer and water charges, and all other governmental charges levied or imposed upon or assessed against the Properties between the date hereof and the date of the Closing, and will pay or cause to be paid all expenses incurred in the use, occupancy, and operation of the Properties between the date hereof and the date of the Closing.

          7.8  Insurance.  Each B/S/S Party shall continue to
carry and maintain in force all existing policies of casualty and public liability insurance with respect to the Properties.

          7.9 Accuracy as of Closing Date. No B/S/S Party will cause or permit any action to be taken that will cause any of the conditions of Purchaser's or Corporation's obligations set forth in Article 10 hereof to be unsatisfied or unperformed on or as of the date of the Closing.

          7.10 Consents and Approvals. Each of the B/S/S/ Parties shall use their best efforts to obtain all necessary consents and approvals of all persons, firms, entities, and governmental authorities to the consummation of the transactions contemplated by this Agreement.


          7.11 Franchise Agreement and Termination. The parties acknowledge and agree that certain of them are parties to a franchise agreement relating to the operation of each Hotel (each, a "Franchise Agreement") and that they are presently bound by, and shall continue to be bound by, each Franchise Agreement. Immediately prior to the Closing, any and all funds due Corporation or its affiliates pursuant to any Franchise Agreement, through the Closing Date, shall be paid, unless already paid. The parties acknowledge and agree that at Closing, and following such payment, but only if the transaction contemplated herein is consummated, each Franchise Agreement shall be terminated pursuant to a Termination of Franchise Agreement and Release in the form of Exhibit E to this Agreement (the "Termination Agreement") and such other parties as Corporation shall reasonably designate shall execute and deliver the Termination Agreement to evidence their agreement with the terms and conditions thereof.

          7.12 Completion of Construction. (a) Construction of the Satellite Boulevard Hotel shall have been completed substantially in accordance with the specifications and plans therefor approved by Purchaser and the Suburban Lodge Franchise Manual and in compliance with all laws, statutes, ordinances, rules and regulations (including, without limitation, the Americans with Disabilities Act and any similar state or local law).

          (b) All pre-opening activities as specified in the Suburban Lodge Franchise Manual and the Franchise Agreement relating to the Satellite Boulevard Hotel shall have been completed.

          (c) Any and all actual or potential claims, liens, charges or encumbrances on the Satellite Boulevard Property or any portion thereof arising from or related to the construction of the Satellite Boulevard Hotel shall have been fully satisfied, discharged and released and full and final written lien waivers from each contractor and subcontractor shall have been obtained and delivered to Purchaser, in form and substance reasonably acceptable to Purchaser.

          (d) All permits, license, certificates of occupancy, approvals, and authorizations from the applicable governmental authorities required for the occupancy and use of the Satellite Boulevard Property as a Suburban Lodge extended stay facility in accordance with the Suburban Lodge Franchise Manual and the Franchise Agreement shall have been obtained and shall be in good standing and shall be deemed to be Satellite Boulevard Permits under this Agreement.


                            ARTICLE 8

                      ADDITIONAL AGREEMENTS

          8.1 Access and Inspection. (a) Each B/S/S Party shall provide Purchaser, Corporation and their representatives full access during normal business hours from and after the date hereof until the Closing to the Properties and all of the assets, properties and businesses of Development, Leemar and each Seller and the books and records of Development, Leemar and each Seller,


and shall furnish such information concerning the business and affairs of Development, Leemar and each Seller as may be requested, in each case for the purpose of making such continuing investigation of the Properties, Development, Leemar and each Seller as Purchaser and Corporation may desire provided, however, that in the case of Development and Leemar such right of access shall be limited to the Properties and their books and records related to the Properties. Each B/S/S Party shall cause its representatives to assist Purchaser, Corporation and their representatives in such continuing investigation. No B/S/S Party shall provide any other person or entity with similar access or information between the date hereof and any termination or expiration of this Agreement. No investigation made heretofore or hereafter by or on behalf of Purchaser or Corporation shall limit or affect in any way the representations, warranties, covenants, agreements and indemnities of any B/S/S Party hereunder, each of which shall survive any such investigation. Without limiting the foregoing, Purchaser, Corporation and their representatives shall have the right to enter each of the Properties for the purpose of inspecting such Property, conducting soil tests, and making mechanical and structural engineering studies.

          (b) Purchaser shall have the right to cause an as-built survey of each Property to be prepared by a surveyor registered and licensed in the State of Georgia, which survey shall depict such information as Purchaser shall require. Upon completion of a plat of the survey, Purchaser shall furnish the Sellers with a copy thereof. The Survey shall be used as the basis for the preparation of the legal description to be included in each of the quitclaim deeds to be delivered by the Sellers to Purchaser at Closing.

          8.2 Cooperation. The parties shall cooperate fully with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and all parties shall use their best commercial efforts to consummate the transactions contemplated herein and to fulfill their obligations hereunder, including, without limitation, causing to be fulfilled at the earliest practical date the conditions precedent to the obligations of the parties to consummate the transactions contemplated hereby. Without the prior written consent of the other parties, no party hereto may take any intentional action that would cause the conditions precedent to the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled, including, without limitation, taking or causing to be taken any action which would cause the representations and warranties made by such party herein not to be true, correct and complete as of the Closing.

          8.3 Covenant Against Competition. (a) In order to induce Purchaser and Corporation to enter into and perform this Agreement, each B/S/S Party agrees that, for a period of thirty
(30) months beginning on the Closing Date, he, she or it shall not, without the prior written consent of Corporation, for his, her or its own account or jointly or in combination with another, directly or indirectly, for or on behalf of any person or entity, as principal, agent or otherwise: (i) engage in, consult with, or own, control, manage or otherwise participate in the ownership, control, development, construction or management of an

extended stay lodging facility featuring guest rooms with kitchens or kitchenettes rented primarily for periods in excess of one day within a three mile radius of any Suburban Lodge extended stay facility now existing or under development and identified on Exhibit F to this Agreement (such geographic area for each being collectively referred to herein as the "Service Area"), except as an employee or otherwise for and on behalf of Purchaser or Corporation; or (ii) solicit, call upon, or attempt to solicit the patronage of any person or entity within the Service Area and to whom any B/S/S Party provided services during the 12-month period immediately preceding the Closing Date, for the purpose of obtaining the patronage of any such Person for the purchase, rental or lease of any products or services competitive with those of any such Suburban Lodge extended stay facility, except as an employee and on behalf of Purchaser or Corporation; or (iii) solicit or induce, or in any manner attempt to solicit or induce, any individual who is employed by Development, Leemar or any Seller (but only insofar as relates to the development, ownership or operation of a Hotel), Purchaser or Corporation (including those employed pursuant to Section 8.11) to leave such employment, whether or not such employment is pursuant to a written contract or otherwise.

          (b)  Notwithstanding anything herein to the contrary,
(i) it shall not be a breach of the covenants contained in this
Section 8.3 for the B/S/S Parties, collectively, to own, of record or beneficially, not more than five percent (5.0%) of the capital stock or other equity interest of any entity whose shares or equity interests are publicly traded, and (ii) the covenants described in this Section 8.3 shall apply only if the transactions contemplated by this Agreement are consummated.

          (c) The parties acknowledge that a breach or threat to breach any of the terms of this Section 8.3 would result in material and irreparable damage and injury to the Purchaser and Corporation; therefore, in addition to any other relief available, Purchaser and Corporation shall be entitled to injunctive relief by a court of appropriate jurisdiction in the event of the breach or threatened breach of any of the terms contained in this Section 8.3. In the event of any breach or threatened breach of this Section 8.3, if Purchaser or Corporation should employ attorneys or incur other expenses for the enforcement of any of the obligations or agreements contained in this Section 8.3 and Purchaser or Corporation prevails on any count or claim in any such action, including any settlement thereof, the breaching parties shall reimburse Purchaser and Corporation for their reasonable attorneys' fees and such other expenses so incurred.

          (d) Further, each of the B/S/S Parties agrees to abandon any present or contemplated plans they or any of their affiliates may have to own, control, develop, construct or manage any extended stay lodging facility featuring efficiency guest rooms rented primarily for periods in excess of one day that would violate the terms of this Section 8.3.

          8.4 Payment of Debt. Contemporaneously with the Closing, Purchaser or Corporation shall repay or cause to be repaid in full the Lodge I Debt, the Lodge II Debt, the Lodge III Debt, and the Lodge IV Debt; provided, however, that to the extent such debt exceeds $12,500,000 on the Closing Date, such excess shall be paid by the Sellers.

          8.5 Expenses. (a) Except as set forth in Section 12.4(b), all expenses incurred by Purchaser and Corporation in connection with the authorization, preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of their representatives, shall be paid by Purchaser and Corporation.

          (b) Except as set forth in Section 12.4(a), all expenses incurred by any or all of the B/S/S Parties in connection with the authorization, preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of their respective representatives and any representatives acting for any one or more of the B/S/S Parties, shall be paid by the B/S/S Parties.

          (c) The Sellers shall pay the State of Georgia Realty Transfer Tax payable on the transfer of the Land and the Improvements, and all recording costs relating to any title clearance matters. Purchaser shall pay all recording costs relating to the purchase by Purchaser of the Properties, the cost of any survey obtained pursuant to Section 8.1(b) hereof, and the premium for the Title Policies and any related title examination fees incurred at the request of Purchaser.

          8.6 Brokers. The B/S/S Parties, jointly and severally, hereby represent and warrant to Purchaser and Corporation that no broker or finder has acted on behalf of the B/S/S Parties or any of them in connection with this Agreement or the transactions contemplated herein, and each of them agrees, jointly and severally, to indemnify Purchaser and Corporation and their affiliates from and against any and all claims or demands for commissions or other compensation by any broker, finder or similar agent claiming to have been employed by or on behalf of such person or entity. Purchaser and Corporation represent and warrant that no broker or finder has acted on their behalf in connection with this Agreement or the transactions contemplated herein, and they agree to indemnify the B/S/S Parties and hold them harmless from and against any and all claims or demands for commissions or other compensation by any broker, finder or similar agent claiming to have been employed by or on behalf of Purchaser and Corporation.

          8.7 Other Post-Closing Cooperation. The B/S/S Parties, jointly and severally, covenant and agree that they shall cooperate fully and in good faith, and shall use their reasonable best efforts to cause any and all accountants, legal counsel, actuaries and other professional advisors employed or engaged at any time prior to the Closing to cooperate (both before and after the Closing) fully and in good faith, with Corporation and Purchaser in connection with the preparation and filing of any and all documents, agreements, instruments, certificates, consents, registration statements and other reports or papers required or permitted to be filed, registered or submitted in accordance with any law, including, without limitation, the federal securities laws.

          8.8 Publicity. Except as required by applicable law or any Nasdaq rule, no B/S/S Party shall make any press release or other public announcement respecting the subject matter hereof without the prior approval of Corporation, which approval shall not be unreasonably withheld.

          8.9 Update of Information. (a) All documents, agreements, instruments, statements and other writings furnished to Purchaser, Corporation or any of their representatives pursuant to this Agreement are and shall be true, correct and complete as of the date furnished, and any and all amendments and supplements of the same have been or will be delivered to Purchaser and Corporation (or to their representatives if and as requested) in a timely and expeditious manner prior to the Closing. At all times prior to and including the Closing Date, the B/S/S Parties shall promptly provide Purchaser and Corporation (and to their representatives if and as requested) with written notification of any event, occurrence or other information of any kind whatsoever which affects, or may affect, the continued truth, correctness or completeness of any representation, warranty, covenant or agreement made in this Agreement or any document, agreement, instrument, certificate or writing furnished to Purchaser or Corporation pursuant to or in connection with this Agreement, and each such written notification shall specifically identify any and all of the representations, warranties, covenants and agreements affected by the fact, event, occurrence or information that necessitated the giving of such notice. No such notification or other disclosure shall be deemed to amend or supplement this Agreement, the Schedules hereto, or any representation, warranty, covenant, agreement or indemnity or any other document, agreement, instrument, certificate or writing furnished to Purchaser and Corporation pursuant to or in connection with this Agreement.

          (b) If, prior to the Closing, Purchaser or Corporation notifies any B/S/S Party that one or more of the B/S/S Parties has breached a representation, warranty, covenant, agreement or other provision of this Agreement, the B/S/S Parties shall have ten (10) days within which to cure such breach; provided, that
(i) such breach is capable of being cured, and (ii) unless consented to in writing by Purchaser, the B/S/S Parties' right to cure under this Section 8.10(b) will not extend beyond March 10, 1997; provided, further, that Purchaser shall not be deemed to waive any right or remedy hereunder if the Closing occurs and such breach has not been cured prior thereto, unless it delivers a written waiver thereof to the Agent, which specifically states that Purchaser is waiving its rights with respect to such breach. Notwithstanding the foregoing, in no event (i) shall Purchaser or Corporation have any obligation or duty to verify the truth of any representation or warranty of any Seller, Development, Leemar or any other B/S/S Party, and each B/S/S Party hereby acknowledges that Purchaser and Corporation are relying on the truth of each such representation and warranty without independent investigation or verification, or (ii) shall any failure of Purchaser or Corporation to discover or become aware of, or to notify Agent of, any inaccuracy or breach of any such representation or warranty be deemed to be a waiver of such representation or warranty.

          8.10. Title. The Sellers covenant to convey to Purchaser at Closing good and marketable fee simple title in and to the Properties. For the purposes of this Agreement, "good and

marketable fee simple title" shall mean fee simple ownership which is: (i) free of all claims, liens and encumbrances of any kind or nature whatsoever other than the Permitted Exceptions (as defined below); and (ii) insurable by a title insurance company reasonably acceptable to Purchaser, at then current standard rates under the standard form of ALTA owner's policy of title insurance (ALTA Form B-1992), with the standard printed exceptions therein deleted, and without exception other than for the Permitted Exceptions. For the purposes of this Agreement, the term "Permitted Exceptions" shall mean: (i) current city, state and county ad valorem taxes not yet due and payable; (ii) easements for the installation or maintenance of public utilities serving only the applicable Property; and (iii) any other matters specified on Schedule 8.10 attached hereto.

          8.11 Employees. Schedule 8.11, which shall be delivered to Purchaser within five (5) days of the date hereof, will contain a list of all employees of the B/S/S Parties and of Trident Hospitality Management, Inc., whether actually employed by such parties or leased by such parties, who work at the Properties, which list shall also identify such employees' position and responsibilities. Purchaser may, at the closing, extend offers of employment to any or all of such employees, and neither Trident Hospitality Management, Inc. nor any B/S/S Party shall interfere with or dissuade any such employee from accepting such offer.


                            ARTICLE 9

                         INDEMNIFICATION

          9.1 Indemnification. In accordance with and subject to the provisions of this Article 9, each of the B/S/S Parties (collectively, "Indemnitors") shall, jointly and severally, indemnify and hold harmless Corporation, Purchaser, and their affiliates, and their respective officers, directors, agents and employees (other than for any officer, director, agent or employee who is an Indemnitor hereunder; collectively, "Indemnitees"), from and against and in respect of any and all loss, damage, liability, claim, cost and expense, including reasonable attorneys' fees and amounts paid in settlement pursuant to Paragraph 9.3(b) (collectively, the "Indemnified Losses"), suffered or incurred by any one or more of the Indemnitees by reason of, or arising out of:

          (a) any misrepresentation, breach of warranty, or breach or nonfulfillment of any covenant or agreement of any of the B/S/S Parties contained in this Agreement, or in any certificate, schedule, document, agreement or instrument delivered to Purchaser or Corporation by or on behalf of any of the B/S/S Parties pursuant to the provisions of this Agreement;

          (b) all obligations and liabilities of the B/S/S Parties other than the Debt and the Service Agreements, whether direct or indirect, fixed or contingent, known or unknown, including, without limitation, all obligations and liabilities

resulting from or arising out of any default, performance or non-
performance by the B/S/S Parties prior to the Closing Date and arising out of any contract of any Seller, Development or Leemar;
and

          (c) any claims, liabilities, obligations, damages, costs and expenses, known or unknown, fixed or contingent, claimed or demanded by third parties against Purchaser or Corporation or any of their affiliates arising out of or resulting from operation of Sellers', Development's or Leemar's businesses prior to the Closing Date.

          9.2  Payment.  The B/S/S Parties shall, subject to the
provisions of Section 9.3, reimburse Indemnitees, within 10 days of written demand on Agent, (as defined in Section 9.3), for any
Indemnified Loss.

          9.3 Defense of Claims. (a) If any claim or action by a third party arises after the Closing Date for which an Indemnitor may be liable under the terms of this Agreement, then Indemnitees shall notify KB, as the agent for the B/S/S Parties ("Agent"), within a reasonable time after such claim or action arises and is known to Indemnitees, and shall give the Indemnitors a reasonable opportunity: (i) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend Indemnitees; (ii) to take all other required steps or proceedings to settle or defend any such claim or action; and (iii) to employ counsel to contest any such claim or action in the name of Indemnitees or otherwise. The expenses of all proceedings, contests or lawsuits with respect to such actions shall be borne by the Indemnitors. If the Indemnitors wish to assume the defense of such claim or Action, then Agent shall give written notice to Indemnitees within 30 days after notice from Indemnitees of such claim or action (unless the claim or action reasonably requires a response in less than 30 days after the notice is given to Agent, in which event Agent shall notify Indemnitees at least 10 days prior to such reasonably required response date), and the Indemnitors shall thereafter assume the defense of any such claim or action through counsel reasonably satisfactory to Indemnitees; provided that Indemnitees may participate in such defense at their own expense; provided further that Indemnitors may not settle any such claim or action without the prior written approval of the Indemnitees, which approval shall not be unreasonably withheld.

          (b) If the Indemnitors do not assume the defense of, or if after so assuming the Indemnitors fail to defend, any such action, then Indemnitees may defend against such claim or action in such manner as they may deem appropriate (provided that the Indemnitors may participate in such defense at their own expense); Indemnitees may settle such claim or action on such terms as they may deem appropriate; and the Indemnitors shall promptly reimburse Indemnitees for the amount of all expenses, legal and otherwise, reasonably and necessarily incurred by Indemnitees in connection with the defense against and settlement of such claim or action. If no settlement of such claim or action is made, the Indemnitors shall satisfy any judgment rendered with respect to such claim or in such action, before Indemnitees are required to do so, and shall pay all expenses, legal or otherwise, reasonably and necessarily incurred by Indemnitees in the defense of such claim or action.


          (c) If a judgment is rendered against any of the Indemnitees in any action covered by the indemnification hereunder, or any lien or other encumbrance in respect of such judgment attaches to any of the assets of any of the Indemnitees, the Indemnitors shall immediately upon such entry or attachment pay such judgment in full or discharge such lien or encumbrance unless, at the expense and direction of the Indemnitors, an appeal is taken under which the execution of the judgment or satisfaction of the lien or encumbrance is stayed. If and when a final judgment is rendered in any such action, the Indemnitors shall forthwith pay such judgment or discharge such lien or encumbrance before any of Indemnitees is compelled to do so.

          9.4 Special Limitation. For purposes of this Agreement, CLB shall not be considered an Indemnitor under this
Article 9 unless and until she receives any of the shares of Parent Stock paid to any of the B/S/S Parties hereunder. Thereafter, CLB shall constitute an Indemnitor hereunder for the remainder of the survival period of the representations, warranties, covenants and agreements contained herein; provided, however, that CLB's maximum liability pursuant to this Article 9 shall be limited to (a) the value of the shares of Parent Stock transferred to her hereunder, as determined, on the date of resolution of the indemnity claim (the "Determination Date"), based upon the average of the closing sales prices, without regard to volume (adjusted for any stocks splits or other reclassification during the applicable time period) for shares of Parent Stock on The NASDAQ National Market for each of the twenty
(20) consecutive trading days immediately preceding the Determination Date or (b) the net sales price thereof if CLB has previously sold such shares of Parent Stock.


                            ARTICLE 10

                   CONDITIONS TO OBLIGATIONS OF
                    PURCHASER AND CORPORATION

          The obligations of Purchaser and Corporation under this Agreement are subject to satisfaction of the following conditions at or prior to the Closing, any or all of which Purchaser may waive in whole or in part.

          10.1 Representations and Warranties.  The
representations and warranties of the B/S/S Parties set forth in this Agreement and in any certificate or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true, complete, and accurate in all material respects on and as of the Closing Date to the same extent and with the same force and effect as if made on such date.

          10.2 Performance. Each of the B/S/S Parties shall have duly performed in all material respects all obligations, covenants, and agreements undertaken by it herein and complied in all material respects with all terms and conditions applicable to it hereunder to be performed and complied with on or prior to the Closing Date.

          10.3 Other Agreements. Purchaser shall have received at or prior to the Closing (i) from each Seller, and its partners, a fully completed and executed Supplemental Agreement and Questionnaire relating to securities law representations,
(ii) from each relevant party, an execution counterpart original of the Termination Agreement, (iii) from each relevant party, an execution counterpart original of the Escrow Agreement, and (iv) from each Seller and each of its partners a Lock-Up Agreement for a period of four months following the Closing in form and substance satisfactory to Purchaser.

          10.4 Third-Party Consents. All necessary approvals or consents shall have been obtained from any and all federal and state departments and regulatory and other agencies and from all other commissions, boards, agencies, and any other person or entity whose approval or consent is necessary to consummate the transactions contemplated hereunder.

          10.5 Title Insurance; Survey. Purchaser shall have obtained a current title policy insuring fee simple title in each Property to Purchaser (the "Title Policies") and a current survey of each Property, each of which must show only the Permitted Exceptions as exceptions to title and must otherwise be reasonably acceptable to Purchaser and Corporation.

          10.6 Due Diligence Investigation. Purchaser and Corporation shall be satisfied, in their sole and absolute discretion, with the findings and results of the due diligence investigation of the Sellers, Development and Leemar and of each of the Properties (including, without limitation, the condition of title and any matter depicted on any survey).

          10.7 Miscellaneous. Parent and its counsel shall have received such other opinions, certifications and documents from each of the B/S/S Parties as Corporation and its counsel may reasonably request, which shall include, without limitation, a legal opinion of counsel to the B/S/S Parties opining as to those matters specified on Exhibit G attached hereto.


                            ARTICLE 11

            CONDITIONS TO OBLIGATIONS OF B/S/S PARTIES

          The obligations of the B/S/S Parties under this
Agreement are subject to satisfaction of the following conditions at or prior to the Closing, any or all of which the Agent may waive in whole or in part on behalf of the B/S/S Parties.

          11.1 Representations and Warranties. The representations and warranties of Purchaser and Corporation set forth herein and in any certificate or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true, complete, and accurate in all material respects on and as of the date of the Closing Date to the same extent and with the same force and effect as if made on such date.

          11.2 Performance by Purchaser. Purchaser and the Corporation shall have duly performed in all material respects all obligations, covenants and agreements undertaken by them herein and complied in all material respects with all the terms and conditions applicable to them hereunder to be performed or complied with on or prior to the date of the Closing.

          11.3 Consent. Each Seller shall have received at the Closing a duly adopted consent, (a) authorizing and approving the execution and delivery of this Agreement on behalf of Purchaser and Corporation and the consummation of the transactions contemplated herein, and (b) authorizing and approving all other necessary and proper actions to enable Purchaser to comply with the terms hereof.

          11.4 Third-Party Consents. All necessary approvals or consents shall have been obtained from any and all federal and state departments and regulatory and other agencies and from all other commissions, boards, agencies, and any other person or entity whose approval or consent is necessary to consummate the transactions contemplated hereunder.

          11.5 Registration Rights Agreements. Corporation shall have executed and delivered a Registration Rights Agreement to those Sellers receiving shares of Parent Stock granting them (a) a one-time demand registration right, which registration right shall be exercisable commencing four (4) months after the Closing Date, to cause Corporation to register such shares of Parent Stock under the Securities Act, and (b) "piggyback" registration rights commencing four (4) months after the Closing Date and expiring on the third anniversary of the Closing Date which shall be on substantially similar terms as the "piggyback" registration rights granted by Corporation at the time of its initial public offering. The Sellers and Partners (who shall be treated as one party for purposes of this Section) and the Corporation shall bear equally the first $50,000 of expenses (other than filing fees with the SEC and brokerage commissions) incurred in connection with the exercise of such demand registration rights. The Sellers and Partners shall be solely responsible for all other fees and expenses incurred in connection with such registration.


                            ARTICLE 12

                           TERMINATION

          12.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time up to and including the date of the Closing upon written notice to the other parties as follows:

          (a)  by unanimous agreement of the parties hereto;

          (b) by Purchaser if a material adverse change in the financial condition or business of any Seller shall have occurred (or with respect to Development or Leemar, if a material adverse change in the financial condition or business of the Hotels shall have occurred), or any Seller

     shall have suffered a loss or damage to any of its properties or assets, including, without limitation, the Properties, which loss or damage materially adversely affects or impairs the ability of such Seller to conduct its business, including, without limitation, the business of the Hotels, or Development or Leemar shall have suffered a loss or damage to any of its properties or assets, including, without limitation, the Hotels, which loss or damage materially adversely affects or impairs the ability of Development or Leemar to conduct the business of the Hotels, or if the conditions to the obligations of Purchaser and Corporation have not been waived or satisfied; and

          (c) by the Sellers, solely through their general partners, or by Purchaser, solely through its general partner, if any action, suit or proceeding shall have been instituted or threatened against any party to this Agreement which would restrain, prohibit, invalidate or otherwise affect in an adverse way the transactions contemplated by this Agreement.

Notwithstanding anything in this Article 12 to the contrary, this Agreement shall terminate automatically on April 30, 1997, if the Closing shall not have occurred prior to such date.

          12.2 Termination by Purchaser. If any of the foregoing conditions have not been satisfied at or prior to the Closing, Purchaser may, by written notice to Agent, terminate this Agreement. If Purchaser terminates this Agreement because the condition stated in Section 10.6 is not satisfied, $100.00 of the Earnest Money shall be delivered to the appropriate Seller as consideration for such Seller's execution of and entry into this Agreement. Each Seller acknowledges that Purchaser will expend time, money and other resources in connection with the examination and investigation of each of the Properties, and that, notwithstanding the fact that Purchaser may terminate this Agreement pursuant to this Section 12.2, such time, money and other resources expended, together with the payment of the portion of the Earnest Money hereinabove described to be paid to the appropriate Seller in the event of a termination of this Agreement, constitute good, valuable, sufficient and adequate consideration for such Seller's execution of and entry into this Agreement.


          12.3 Condemnation. In the event of the taking of all or any part of any of the Properties by eminent domain proceedings, or the commencement or bona fide threat of the commencement of any such proceedings, prior to Closing, Purchaser shall have the right, at Purchaser's option, to terminate this Agreement by giving written notice thereof to the Agent prior to Closing, in which event the Earnest Money shall be refunded to Purchaser immediately upon request, all rights and obligations of the parties under this Agreement shall expire, and this Agreement shall become null and void. If Purchaser does not so terminate


this Agreement, the Purchase Price shall be reduced by the total of any awards or other proceeds received by the Sellers prior to Closing with respect to any taking, and, at Closing, the Sellers shall assign to Purchaser all rights of the Sellers in and to any awards or other proceeds to be paid or to become payable after Closing by reason of any taking. The Sellers shall notify Purchaser of eminent domain proceedings within two (2) business days after any Seller learns thereof.

          12.4 Effect of Termination. Each party's right of termination under Section 12.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.
If this Agreement is terminated pursuant to Section 12.1 or 12.2, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 7.11, 8.5, 8.6 and 8.8 and Article 9 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of this Agreement by any other party, or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of any other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

          12.5 Special Remedies. (a) Without limiting the rights of the B/S/S Parties under the proviso contained in
Section 12.4, if (i) (A) any representation or warranty of either Purchaser or Corporation set forth in this Agreement or any certificate, schedule, document, agreement or instrument delivered to the B/S/S Parties by or on behalf of Purchaser or Corporation shall prove to be untrue or incorrect in any material respect, or (B) either Purchaser or Corporation shall fail to keep, observe, perform, satisfy or comply with, fully and completely, any of the covenants, conditions, or agreements required by this Agreement to be kept, observed, performed, satisfied or complied with by either of them, and (ii) the purchase and sale of the Properties is not consummated in accordance with the terms and conditions of this Agreement due to circumstances or conditions which constitute a default by Purchaser or Corporation under this Agreement, or the B/S/S Parties terminate this Agreement because an event specified in clause (i) above occurs, then the Earnest Money shall be retained by the Sellers, and Purchaser and Corporation shall reimburse the B/S/S Parties for any and all attorneys' fees incurred by the B/S/S Parties in connection the negotiation, execution, delivery and performance of this Agreement.

          (b) Without limiting the rights of the Purchaser and Corporation under the proviso contained in Section 12.4, if (i)
(A) any representation or warranty of any B/S/S Party set forth in this Agreement or in any certificate, schedule, document, agreement or instrument delivered to Purchaser or Corporation by or on behalf of any B/S/S Party shall prove to be untrue or incorrect in any material respect, or (B) any B/S/S Party shall fail to keep, observe, perform, satisfy or comply with, fully and completely, any of the covenants, conditions, or agreements required by this Agreement to be kept, observed, performed, satisfied or complied with by any of them, and (ii) the purchase and sale of the Properties is otherwise not consummated in accordance with the terms of this Agreement due to circumstances or conditions which constitute a default by any of the B/S/S


Parties under this Agreement, or Purchaser or the Corporation terminates this Agreement because of an event specified in clause
(i) above, then the Earnest Money shall be refunded to Purchaser immediately upon request, the B/S/S Parties shall reimburse Purchaser and Corporation for any and all attorneys' and accountants' fees incurred by Purchaser and Corporation in connection with the negotiation, execution, delivery and performance of this Agreement and the costs of obtaining any surveys, appraisals, environmental reports and title insurance policies, and Purchaser may exercise such rights and remedies as may be provided for in this Agreement or any other agreement; provided, however, that if the B/S/S Parties use their best efforts to obtain, but fail to so obtain, a certificate of occupancy for the Satellite Boulevard Lodge, Purchaser may terminate this Agreement pursuant to Section 12.1, but it may not recover under this Section 12.5(b).

                           ARTICLE 13

            SURVIVAL OF REPRESENTATIONS AND WARRANTIES

          All statements contained in this Agreement and in any Schedule or Exhibit hereto or any certificate delivered at the Closing by or on behalf of the parties hereto pursuant to this Agreement shall be deemed representations and warranties hereunder. All representations and warranties made by the respective parties hereunder, including those set forth herein or in any other document required to be executed by the terms of this Agreement, shall survive the consummation of the transactions contemplated by this Agreement for a period ending on March 31, 2000, at which time such representations and warranties shall terminate, except for those representations, warranties and covenants relating to title to the Properties which shall survive indefinitely.


                            ARTICLE 14

                          MISCELLANEOUS

          14.1 Assignment; Third Parties; Binding Effect. Except as expressly provided in this Agreement, the rights under this Agreement shall not be assignable nor the duties delegable by any party without the prior written consent of all other parties hereto. Nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity, other than the parties hereto and their successors in interest, any rights or remedies under or by reason of this Agreement unless so stated expressly to the contrary herein. All covenants, agreements, representations, and warranties of the parties contained herein shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

          14.2 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, addressed to the parties at the following addresses or at such other address as shall be given in writing by any party to the others in accordance with this Section.

         To any of the B/S/S
         Parties:                  Lodge PartnersCorporation
                                   c/o McGee & Oxford
                                   2800 Tower Place
                                   3340 Peachtree Road, N.E.
                                   Atlanta, Georgia  30326
                                   Attn:  Pearce Hardwick

         To Corporation and
         Purchaser:                Suburban Lodges of America, Inc.
                                   1000 Parkwood Circle
                                   Suite 850
                                   Atlanta, Georgia 30339
                                   Attn:  David E. Krischer

          14.3 Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy (unless expressly so stated), and each and every remedy shall be cumulative and shall be in addition to every remedy given hereunder or now or hereafter existing, at law or in equity, by statute or otherwise. The election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.

          14.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

          14.5 Article and Section Headings. Article and Section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

          14.6 Waiver. Any failure by any of the parties hereto to comply with any of the obligations, agreements, or conditions set forth herein may be waived in writing by the other party or parties; provided, that any such waiver shall not be deemed a waiver of any other obligation, agreement or condition contained herein.

          14.7 Cooperation. Each of the parties agrees to cooperate to consummate the transactions contemplated hereby and to execute and deliver any and all instruments, and take such additional action, as shall be reasonably necessary or appropriate for such purpose.

          14.8 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, embodies the entire understanding and agreement among the parties, may be amended or modified only in a writing signed by all parties, and supersedes all prior understandings and agreements among or between the parties relating to the subject matter hereof.



          14.9 Schedules. All references to Schedules herein shall mean separate Schedules delivered by the appropriate parties as required by the terms of this Agreement, which Schedules shall be attached hereto, except as otherwise expressly stated herein.

          14.10 Severability. The provisions of this Agreement, and of each separate Article and Section, are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

          14.11 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

          14.12 Partner Consent. By their execution and delivery of this Agreement, each of the partners of each Seller hereby consents to the transactions contemplated by and provided for in this Agreement, and hereby authorizes and directs the general partner of each Seller and each of its officers, directors and employees to take any and all actions as may be necessary or convenient in connection therewith.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                           LODGE PARTNERS I LIMITED
                                           PARTNERSHIP

                                           By:  Lodge Partners
                                           Corporation, its general
                                           partner

                                           By: /s/ Kenneth L. Burson
                                           Name: Kenneth L. Burson
                                           Title: President



                                           LODGE PARTNERS II LIMITED
                                           PARTNERSHIP

                                           By:  Lodge Partners
                                           Corporation, its general
                                           partner

                                           By: /s/ Kenneth L. Burson
                                           Name: Kenneth L. Burson
                                           Title: President



                                           LODGE PARTNERS III LIMITED
                                           PARTNERSHIP

                                           By:  Lodge Partners
                                           Corporation, its general
                                           partner

                                           By: /s/ Kenneth L. Burson
                                           Name: Kenneth L. Burson
                                           Title: President

                                           LODGE PARTNERS IV LIMITED
                                           PARTNERSHIP

                                           By:  Lodge Partners
                                           Corporation, its general
                                           partner

                                           /s/ Kenneth L. Burson
                                           Name: Kenneth L. Burson
                                           Title: President



                                           SUBURBAN HOLDINGS, LP.

                                           By: Suburban Lodges of America,
                                           Inc., its general partner

                                           By: /s/ David Krischer
                                           Name: David Krischer
                                           Title: President


                                           SUBURBAN LODGES OF AMERICA,
                                           INC.


                                           By: /s/ David Krischer
                                           Name: David Krischer
                                           Title: President


                                           LODGE PARTNERS CORPORATION


                                           By: /s/ Kenneth L. Burson
                                           Name: Kenneth L. Burson
                                           Title:  President

                                           BURSON AND SIMPSON LODGE
                                           DEVELOPMENT, INC.



                                           By: /s/ Kenneth L. Burson
                                           Name: Kenneth L. Burson
                                           Title:  President


                                           LEEMAR PROPERTIES, INC.


                                           By: /s/ Kenneth L. Burson
                                           Name: Kenneth L. Burson
                                           Title:  President


                                           Kenneth L. Burson, Attorney
                                           in Fact for

                                           /s/ Kenneth L. Burson
                                           CLAIRE LEE BURSON


                                            /s/ Kenneth L. Burson
                                           ANDREW C. SHIPP, SR.


                                            /s/ Kenneth L. Burson
                                           STEVE SIMPSON


                                            /s/ Kenneth L. Burson
                                           KENNETH BURSON
     Trident Hospitality Management, Inc. hereby agrees to be a party to this Agreement for the purpose of being bound by the provisions of Sections 8.3(a)(iii) and 8.11 above.


                                         TRIDENT HOSPITALITY MANAGEMENT, INC.


                                         By: /s/ Andrew C. Shipp, Sr.
                                         Name: Andrew C. Shipp, Sr.
                                         Title: President